Exhibit 99.1

Bruker BioSciences Announces Closing of Acquisition of Bruker Optics

BILLERICA, Mass. — July 5, 2006 — Bruker BioSciences Corporation (NASDAQ: BRKR) announces today that on July 1st, 2006 it closed the acquisition of molecular spectroscopy company Bruker Optics Inc. for $135 million, payable approximately 59% in cash and 41% in BRKR stock. Approximately 11.4 million new Bruker BioSciences shares were issued for the stock component of the purchase consideration. The number of Bruker BioSciences shares issued was determined by dividing the value of the stock consideration, $55.8 million, by $4.91, the trailing average of BRKR closing prices per share, as reported in The Wall Street Journal, for the period of ten (10) consecutive trading days ending three (3) days prior to the closing date.

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation in Billerica, Massachusetts is the parent company of Bruker AXS Inc., Bruker Daltonics Inc. and Bruker Optics, Inc. Bruker AXS is a leading developer and provider of life science, materials research and industrial X-ray analysis tools. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry, and also offers a broad line of nuclear, biological and chemical (NBC) detection products for homeland security. Bruker Optics is a leading developer, manufacturer and provider of research, analytical and process analysis instruments and solutions based on infrared and Raman molecular spectroscopy technology. For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT OF BRUKER BIOSCIENCES

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K, our most recent quarterly reports on Form 10-Q, and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer
Tel: (978) 663-3660, ext. 1411
Email: ir@bruker-biosciences.com